                                                                       EXHIBIT 3

                                                                   June 16, 1997

THE PERSONS NAMED
IN SCHEDULE A HERETO
c/o Shapour Sedaghat and Shahrokh Sedaghat
2501 West Rosecrans Avenue
Los Angeles, CA
90059-3510

Attention:  Mr. Shapour Sedaghat and Mr. Shahrokh Sedaghat

Dear Sirs:

     RE:  CASH OFFER FOR SHARES OF SEDA SPECIALTY PACKAGING CORP.


     CCL Industries Inc., a corporation incorporated under the laws of Canada, ("CCL"), and its wholly-owned indirect subsidiary, Seawolf Acquisition Corporation, a corporation incorporated under the laws of the State of Delaware, ("Merger Sub") understand that the persons named in Schedule A hereto are the beneficial owners of an aggregate of 3,239,300 common shares of Seda Specialty Packaging Corp., a corporation incorporated under the laws of State of Delaware (the "Company"), each owning the number of shares set out opposite such person's name in Schedule A. The persons named in Schedule A are hereinafter referred to collectively as the "Sedaghat Shareholders" and individually as a "Sedaghat Shareholder" and the 3,239,300 common shares owned by them in the aggregate are hereinafter referred to as the "Shares".


1.  THE OFFER

     Upon execution of this agreement by the Sedaghat Shareholders, CCL and Merger Sub shall enter into a merger agreement (the "Merger Agreement") with the Company which will obligate Merger Sub to make, as soon as reasonably practicable but on or before June 23, 1997, a tender offer (the "Offer") for all of the outstanding common shares of the Company (the "Common Shares"), all in accordance with the terms set forth in the Merger Agreement.

2.   AGREEMENT TO TENDER

     Subject to the terms and conditions hereof, each Sedaghat Shareholder hereby irrevocably agrees to validly tender or cause to be validly tendered pursuant to the Offer within ten business days after the Offer has been made in accordance with the terms hereof and not withdraw, all
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                                      -2-


Shares beneficially owned or controlled by such Sedaghat Shareholder less, in the case of Mr. Shahrokh Sedaghat ("Mr. Sedaghat"), the 517,713 Common Shares referred to in Section 3 hereof (the "Remaining Shares"), and less the 545,000 Common Shares that would be issuable upon exercise of options held by Mr. Sedaghat. Thereafter, each Sedaghat Shareholder agrees not to withdraw such Shares from the Offer under any circumstances, notwithstanding any statutory or other rights of withdrawal such Sedaghat Shareholder may otherwise have, unless
(a) Merger Sub fails or is legally unable to accept for payment and pay for the Common Shares in accordance with the terms of the Offer; (b) this agreement is terminated in accordance with the terms hereof; or (c) Merger Sub amends or modifies the Offer in any manner adverse to the shareholders of the Company (other than changes or amendments to the Offer not in violation of the Merger Agreement or other than to waive any condition of the Offer if such a waiver is permitted by the Merger Agreement).

3.   AGREEMENT TO SUPPORT MERGER

     (a) Subject to the terms and conditions hereof and subject to the exercise by Merger Sub of the Option (as defined in Section 4), Mr. Sedaghat hereby irrevocably agrees during the term of this agreement to vote or cause to be voted all of the Remaining Shares at any annual, special or other meeting of the holders of Common Shares and at any adjournment or adjournments thereof or pursuant to any written consent or other instrument in writing in favour of the Merger (as defined in the Merger Agreement) without amendment to the terms thereof except for amendments to the terms of the Merger or the Merger Agreement which are not in violation of the terms of the Merger Agreement.

     (b) Upon completion of the Merger and assuming that the Option has not been exercised, Mr. Sedaghat shall be paid the Shareholder Merger Consideration, as defined in the Merger Agreement.

4.   OPTION FOR REMAINING SHARES

     (a) Subject to the terms and conditions hereof, Mr. Sedaghat hereby grants to Merger Sub an option (the "Option") to acquire all, but not less than all, of the Remaining Shares for the Shareholder Merger Consideration. The Option shall be irrevocable by Mr. Sedaghat during the term of this agreement and may, subject to applicable law and the terms of this agreement, be exercised at any time by Merger Sub during the term of this agreement provided that all of the terms and conditions precedent to the Merger have been satisfied or waived (other than the condition set forth in Section 8.1(b) of the Merger Agreement, which cannot be waived) by Merger Sub to the extent such waiver is permitted under the Merger Agreement other than the requirement for shareholder approval of the Merger.

     (b) Merger Sub may exercise the option by providing written notice to
Mr. Sedaghat which notice shall provide that the acquisition of the Remaining Shares pursuant to the exercise of the Option shall be completed at the offices of the Company on the third business day following receipt by Mr. Sedaghat of the notice (the "Option Closing").
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                                      -3-

     (c) At the Option Closing: (i) Merger Sub shall issue and deliver Class A Participating Exchangeable Common Stock of Merger Sub ("Participating Exchangeable Shares") constituting approximately 10% of its capital stock free and clear of all liens, charges, claims, encumbrances, security interests and rights of others whatsoever ("Liens") in the amount and on the terms described in Section 5.1(b)(i) of the Merger Agreement except that, in lieu of shares of Class A Stock (as defined in the Merger Agreement), Merger Sub shall issue and deliver Participating Exchangeable Shares registered in the name of Mr. Sedaghat, and a covenant of CCL and Merger Sub to pay the remainder of the Shareholder Merger Consideration other than the Participating Exchangeable Shares (the "Top-Up") to Mr. Sedaghat in accordance with the terms of the Merger Agreement as if the Effective Time (as defined in the Merger Agreement) had occurred; and (ii) Mr. Sedaghat shall deliver or cause to be delivered the Remaining Shares accompanied by such conveyances, instruments and other documents as may reasonably be required by Merger Sub to ensure that Merger Sub acquires good and marketable title to all of the Remaining Shares, free and clear of all liens, charges, claims, encumbrances and security interests of any nature whatsoever.

     (d) If Mr. Sedaghat refuses or fails for any reason to proceed with the Option Closing, Merger Sub shall have the right and power, upon delivery of the Participating Exchangeable Shares and the covenant of Merger Sub and CCL to pay the Top-Up to the address of Mr. Sedaghat herein provided, for and on behalf of Mr. Sedaghat and his nominees, to execute and deliver all such transfers, conveyances, instruments and other documents as may be necessary or desirable to complete the acquisition of the Remaining Shares, and thereafter Mr. Sedaghat shall have no rights as a holder of the Remaining Shares except to receive the Shareholder Merger Consideration in accordance with the terms hereof and of the Merger Agreement. This right and power coupled with an interest shall survive the death, incapacity, insolvency or bankruptcy of Mr. Sedaghat.

     (e) If Mr. Sedaghat's employment with the Company is terminated pursuant to the provisions of subsections 2.2(b), (c) or (d) of the employment agreement made as of the date hereof among Mr. Sedaghat, CCL and the Company (the "Employment Agreement") or as a result of Mr. Sedaghat's death, then Merger Sub or CCL shall notwithstanding the conditions set forth in Section 5.1(b) of the Merger Agreement, promptly pay, together with interest to the date of payment calculated in accordance with Section 5.1(c) of the Merger Agreement, all amounts which could become payable pursuant to the Top-Up (less any amounts previously paid).

5.   REPRESENTATIONS AND WARRANTIES OF THE SEDAGHAT SHAREHOLDERS

     Each Sedaghat Shareholder hereby severally, but not jointly nor jointly and severally, represents and warrants to Merger Sub and CCL as follows (which representations and warranties shall be true as of the date hereof) and acknowledges and confirms that Merger Sub and CCL are relying thereon, that:

     (a) such Sedaghat Shareholder has good and sufficient power, authority and right to enter into this agreement and to complete the transactions contemplated hereby and the execution and delivery of this agreement, the performance by such Sedaghat Shareholder of its or his obligations hereunder and the consummation by such Sedaghat Shareholder of the transactions contemplated hereby have been duly and validly authorized by all requisite actions and proceedings and will not constitute a violation of, conflict with or result in a default under any agreement, contract, indenture or restriction of any kind to which such Sedaghat Shareholder is a party or by which it or he is bound which would prevent or materially delay such Sedaghat Shareholder's ability to complete the transactions herein contemplated;

     (b) except for any applicable requirements of the Securities Exchange Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no filing or registration with, no notice to and no permit, authorization, report, consent or approval of any public, governmental or regulatory body or authority or of any other person is necessary for the consummation by such Sedaghat Shareholder of the transactions contemplated by this agreement except for such filings, registrations, notices, permits, authorizations, reports, consents or approvals the failure to obtain would not prevent or materially delay such Sedaghat's Shareholders ability to complete the transactions herein comtemplated;

     (c) except for this agreement, the Merger Agreement and as set forth on Schedule B, there are no outstanding agreements, options, warrants or rights to purchase or acquire, or agreements (whether voting or otherwise) relating to any of the Shares owned by such Sedaghat Shareholder;

     (d) except as set forth on Schedule B, such Sedaghat Shareholder is the beneficial owner of the number of Common Shares set out opposite such Shareholder's name in Schedule A hereto, free and clear of all Liens upon compliance with the covenant in subsection 7.1(g) hereof, such Common Shares tendered under the Offer having been accepted for payment and paid for in accordance with the Offer and, in the case of the Remaining Shares, at the Option Closing, Merger Sub will acquire good and marketable title to all of the Shares, free and clear of all Liens except for those created by Merger Sub or the affiliates of Merger Sub;

     (e) except for options held by Mr. Sedaghat to acquire 545,000 Common Shares of the Company and except for 10,800 Common Shares held by the wife of Mr. Sedaghat, the Common Shares set out opposite the name of such Sedaghat Shareholder in Schedule A constitute all of the securities of the Company of any kind or nature which such Sedaghat Shareholder owns, directly or indirectly, or over which such Sedaghat Shareholder exercises dispositive, voting or other control or direction;

     (f) this agreement has been duly executed and delivered by such Sedaghat Shareholder and constitutes a legal and validly binding obligation of such Sedaghat Shareholder enforceable by Merger Sub and CCL against such Sedaghat Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law;

     (g) Mr. Sedaghat is acquiring the Participating Exchangeable Shares and the Class A Stock for his own account and not as nominee or agent for any other person and not with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933, as amended (the "Securities Act")) that would be in violation of the securities laws of the United States of America or any state thereof, without prejudice, however, to his right at all times to sell or otherwise dispose of all or any part of the Participating Exchangeable Shares and the Class A Stock pursuant to a registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and subject, nevertheless, to the disposition of his property being at all times within his control;

     (h) Mr. Sedaghat is knowledgeable, sophisticated and experienced in business and financial matters; acknowledges that the Participating Exchangeable Shares have not been and the Class A Stock will not be registered under the Securities Act and understands that the Participating Exchangeable Shares and the Class A Stock must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement; he is able to bear the economic risk of his investment in the Participating Exchangeable Shares and the Class A Stock and is presently able to afford the complete loss of such investment; he is an "accredited investor" as defined in Regulation D
                      -------------------
promulgated under the Securities Act; and he has been afforded access to information about Merger Sub and the Company and its financial condition and business sufficient to enable him to evaluate his investment in the Participating Exchangeable Shares and the Class A Stock; and

     (i) No transfer or sale (including, without limitation, by pledge or hypothecation) of the Participating Exchangeable Shares or the Class A Stock by Mr. Sedaghat which is otherwise permitted hereunder, other than a transfer or sale to Merger Sub shall be effective unless such transfer or sale is made (i) pursuant to an effective registration statement under the Securities Act and a valid qualification under applicable state securities or "blue sky" laws or (ii)
                                                          --------
without such registration or qualification as a result of the availability of an exemption therefrom, and, if reasonably requested by Merger Sub, at the sole cost and expense of Merger Sub, counsel for Mr. Sedaghat shall have furnished Merger Sub with an opinion, reasonably satisfactory in form and substance to Merger Sub, to the effect that no such registration is required because of the availability of an exemption from the registration requirements of the Securities Act.

6.   REPRESENTATIONS AND WARRANTIES OF CCL AND MERGER SUB

6.1 Each of CCL and Merger Sub hereby, jointly and severally, represent and warrant to the Sedaghat Shareholders as follows (which representations and warranties shall be true as of the date hereof) and acknowledges and confirms that the Sedaghat Shareholders are relying thereon, that:

     (a) CCL is a corporation duly incorporated and subsisting and Merger Sub is a corporation duly organized and in good standing under the laws of its jurisdiction of incorporation and each has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. CCL is registered in each jurisdiction where the properties owned, leased or operated or the business conducted by its require such registration except where the failure to be so incorporated, subsisting, organized, existing or in good standing, as the case may be, or to have such power or authority would not have a material adverse effect on the financial condition, properties, business, results of operations or prospects of CCL and the subsidiaries, taken as a whole (a "Material Adverse Effect"). Each of CCL and Merger Sub has good and sufficient power, authority and right to enter into this agreement and to complete the transactions contemplated hereby and the execution and delivery of this agreement, the performance of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby has been duly and validly authorized by all requisite actions and proceedings and will not constitute a violation of, conflict with or result in a default under any agreement, contract, indenture or restriction of any kind to which either of CCL or Merger Sub is a party by which either of them or their respective properties or assets are bound or any judgement, decree, order, injunction, statute, rule or regulation applicable to Merger Sub or CCL (or rights of termination or cancellation or acceleration) which would have a Material Adverse Effect or materially impair their ability to complete the transactions herein contemplated;

     (b) the authorized capital of CCL consists of an unlimited number of Class A voting and an unlimited number of Class B non-voting shares of which, as of May 31, 1997, 2,485,545 of such Class A voting shares and 32,364,633 of such Class B non-voting shares are issued and outstanding as fully-paid and non-assessable shares; in addition, as of May 31, 1997, there are outstanding options to acquire 1,358,500 Class B non-voting shares of CCL. All the outstanding shares of CCL's capital stock are validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereto. Each of the outstanding shares of capital stock of, or other ownership interests in, each of CCL's subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned, either directly or indirectly, by CCL free and clear of all Liens. The authorized capital stock of the Purchaser as of the date hereof consists of 1,000 shares of common stock, U.S. $0.01 par value, of which 100 shares are outstanding. Except as set forth above, and except for shares of capital stock issuable in connection with options granted in connection with the Merger or options granted under CCL's Employee Stock Option Plan, there are no shares of capital stock of CCL authorized, issued or outstanding except for an immaterial amount of Class B non-voting shares issued after May 31, 1997 in connection with the exercise of outstanding stock options. Except as set forth above or as contemplated hereby, and except for this agreement, there are no pre-emptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character to which the CCL is bound and relating to the issued or unissued capital stock or other securities of CCL or any of its subsidiaries.

     (c) except for any applicable requirements of the Securities Exchange Act of 1934, as amended, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no filing or registration with, no notice to and no permit, authorization, report, consent or approval of any public, governmental or regulatory body or authority or of any other person is necessary for the consummation by CCL or Merger Sub of the transactions contemplated by this agreement, except for such filings, registrations, notices, permits, authorizations, reports, consents or approvals the failure to obtain would not prevent or materially delay CCL's or Merger Sub's ability to complete the transactions herein contemplated and except that CCL must: (i) provide a notice of material change to the securities commissions of each of the Provinces of Canada (which CCL shall do forthwith following announcement of the Offer), (ii) provide notice to and obtain acceptance of notice from The Toronto Stock Exchange and the Montreal Exchange with respect to the options to be granted to Mr. Sedaghat and the issuance of CCL Class B non-voting shares on the exercise of the exchange rights attached to the Participating Exchangeable Shares (which notice has been given to The Toronto Stock Exchange and will forthwith be given to the Montreal Exchange) and (iii) provide notice of issuance to the Ontario Securities Commission with respect to and forthwith following the issuance of any of the CCL Class B non-voting shares;

     (d) this agreement has been duly executed and delivered by each of CCL and Merger Sub and constitutes a legal and validly binding obligation of each of CCL and Merger Sub, enforceable by the Sedaghat Shareholders against each of CCL and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

     (e) Merger Sub has taken all necessary corporate action to duly authorize the allotment, issuance and transfer of the Participating Exchangeable Shares such that, upon exercise of the Option, the Participating Exchangeable Shares shall be validly issued and outstanding as fully paid and non-assessable shares in the capital of Merger Sub, free and clear of all Liens;

     (f) CCL has taken all necessary corporate action to duly authorize the allotment and issuance of the CCL Class B non-voting shares to the holder of the Participating Exchangeable

Shares and, upon exercise of the right of exchange in accordance with the rights and privileges attaching to the Participating Exchangeable Shares, the CCL Class B non-voting shares allotted for such purpose will be validly issued and outstanding as fully paid and non-assessable Class B non-voting shares in the capital of CCL;

     (g) except as disclosed in the Merger Agreement, no broker or finder is entitled to a commission or fee from Merger Sub or CCL in respect of this agreement based on any arrangement or agreement made by or on behalf of Merger Sub or CCL;

     (h) CCL is a reporting issuer under the Securities Act (Ontario) and is not in default of any provision of such Act or the regulations promulgated thereunder; CCL has made available to the advisors of the Sedaghat Shareholders true and complete copies of CCL's Annual Report for the year ended December 31, 1996, CCL's Interim Report to Shareholders for the three months ended March 31, 1997, CCL's Annual Information Form for the year ended December 31, 1996 and CCL's Management Proxy Circular for its 1997 Annual Meeting of Shareholders;

     (i) the Class B non-voting shares of CCL are listed and posted for trading on The Toronto Stock Exchange and the Montreal Exchange and CCL is not in default of any of the policies or by-laws of either of the Exchanges;

     (j) CCL and its subsidiaries have duly filed all federal, provincial, state, local and other Tax Returns (as defined below) required to be filed by them, except for Tax Returns which, individually and in the aggregate, the failure to file at the time required to be filed will not have a Material Adverse Effect, and have duly paid or made adequate provision for the payment of all Taxes (as defined below) shown to be due thereon. All such Tax Returns are, in all material respects, true, correct and, to CCL's knowledge, complete. The federal income tax returns of CCL and its subsidiaries have been examined by Revenue Canada or the Internal Revenue Service, as applicable, for all periods up to and including 1991. All assertions of deficiencies or assessments of Taxes due and payable by CCL or any subsidiary have been paid or provided for or are being contested in good faith by appropriate proceedings except for deficiencies or assertions the non-payment of which would not have a Material Adverse Effect. To CCL's knowledge, no issue has been raised by Revenue Canada or the Internal Revenue Service in any such examination which by application of the same or similar principles, resulted in material assessments or deficiencies for the period so examined or could reasonably be expected to result in a material proposed deficiency for any period not so examined. Except as set forth in Schedule 6(i), there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal income tax return for any period. The liabilities and reserves for Taxes reflected in CCL's balance sheet as of December 31, 1996 and reflected in the books and records of CCL were adequate as of such date and to CCL's knowledge, there are no material liens for Taxes upon any property or assets of CCL or any subsidiary except liens for Taxes not yet due or the validity of which is being contested in good faith by appropriate proceedings. All material Taxes that CCL or any subsidiary is required by law to withhold or collect have been duly withheld or collected and, to the extent required by law, have been paid to the appropriate governmental authorities or properly deposited. Neither CCL nor any subsidiary has, with regard to any assets or property held, acquired or to be acquired by any of them, filed a consent to the application of Section 341(f)(2) of the Internal Revenue Code of 1986, as amended (the "Code").

          As used herein, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by Canada, the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, liabilities, additional amounts, penalties and additions to tax; and

          The term "Tax Return" shall mean any report, return, information return or other document (including related or supporting information) filed or required to be filed by CCL or any of its subsidiaries with any governmental authority or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on CCL) or the administration of any law, regulation or administrative requirements relating to any Tax;

     (k) Since March 31, 1997, CCL and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction except for the transactions contemplated herein, other than according to, the ordinary and usual course of such businesses and since March 31, 1997, there has not been any material adverse change in the financial condition, properties, business, results of operations or prospects of CCL and its subsidiaries taken as a whole;

     (l) There are no actions, suits or proceedings pending or, to the knowledge of CCL, threatened against CCL or any of its subsidiaries that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect;

     (m) None of the information furnished by CCL relating to CCL or its subsidiaries included in the Offer Documents, the Schedule 14D-9, the Proxy Statement (each as defined in the Merger Agreement) or in any amendment or supplement to any of the foregoing) required to be filed with the Securities and Exchange Commission ("SEC") in connection with the Offer or the Special Meeting (as defined in the Merger Agreement) will, at the respective times the Offer Documents, Schedule 14D-9, the Proxy Statement or any other such schedules or documents, or any amendments or supplements thereto are first filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

     (n) The operations of CCL and its subsidiaries have been conducted in accordance with all applicable laws, regulations or other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, having jurisdiction over CCL and its subsidiaries, including, without limitation, all such laws, regulations and requirements relating to antitrust, consumer protection, environmental, currency exchange, equal opportunity, food and drugs, health, occupational, safety, pension, securities and trading-with-the-enemy matters, except where the failure to so conduct or comply would not have a Material Adverse Effect. In connection with the operation of CCL's business, there has been no Release of any Hazardous Substance, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq. ("CERCLA"), at, in, or from any of CCL's or any of its subsidiaries' current or former facilities or real property, or, to CCL's knowledge, at any other location at which CCL or any of its subsidiaries has arranged for the disposal or has disposed of any Hazardous Substance, nor is there any condition existing at any of CCL's or any of its subsidiaries' current or former facilities or real property which might give rise to liability under CERCLA or any analogous state law, except where such Release of any Hazardous Substance or condition would not have a Material Adverse Effect.

6.2  CCL covenants and agrees with Mr. Sedaghat as follows:

     (a) that prior to the purchase of Shares pursuant to the Offer, all acceptance of notice required to be received from The Toronto Stock Exchange shall have been obtained with respect to the options to purchase CCL Class B non-voting shares granted to Mr. Sedaghat and the issuance of CCL Class B non-voting shares upon exercise of the exchange rights attached to the Participating Exchangeable Shares; and

     (b) that prior to the purchase of Shares pursuant to the Offer, it shall have received confirmation from The Toronto Stock Exchange that no undertaking will be required with respect to the CCL Class B non-voting shares issuable in the circumstances described in (a) hereof other than an undertaking that would cease to be effective upon compliance by CCL with the terms of the Qualification and Listing of Shares Agreement of even date herewith between CCL and Mr. Sedaghat.

6.3 Each of CCL and Merger Sub covenants and agrees with the Sedaghat Shareholders that it shall not take or commit any action that would cause or make any of the representations and warranties contained in Section 6.1 hereof inaccurate in any material respect at or as of any time prior to the completion of the Merger, except such actions as may be contemplated by this agreement or the Merger Agreement.

7.   COVENANTS OF THE SEDAGHAT SHAREHOLDERS

7.1 From the date hereof until the earlier of: (i) the termination of this agreement in accordance with Section 8 hereof and (ii) the completion of the Offer, or in Mr. Sedaghat's case, the earlier of the Option Closing and the completion of the Merger, each Sedaghat Shareholder, severally, but not jointly nor jointly and severally, covenants and agrees with CCL and Merger Sub as follows:

     (a) subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, such Sedaghat Shareholder will not, directly or indirectly, provide any information concerning the Company to, solicit, initiate, invite, assist, facilitate, promote or encourage proposals or offers from, or entertain or enter into discussions or negotiations with, any other person relating to the Common Shares or any other securities of the Company, any amalgamation, merger or other form of business combination involving the Company or any of its subsidiaries, any sale, lease, exchange or transfer of all or a substantial portion of the assets of the Company or any of its subsidiaries, or any take-over bid, reorganization, recapitalization, liquidation or winding-up of or other business combination or other transaction involving the Company or any of its subsidiaries with any person other than CCL, Merger Sub or any of their affiliates (each, a "Proposed Transaction");

     (b) subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, such Sedaghat Shareholder will not enter into any agreement, discussions or negotiations with any person, other than CCL, Merger Sub or any of their affiliates with respect to a Proposed Transaction or potential Proposed Transaction;

     (c) subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, such Sedaghat Shareholder will not furnish or cause to be furnished any non-public information concerning the business, results of operations, assets, liabilities, prospects, financial condition or affairs of the Company or any of its subsidiaries to any person, other than CCL and its representatives, other than as disclosed prior to the date hereof;

     (d) subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, such Sedaghat Shareholder will exercise the voting rights attaching to Shares owned or controlled by it or him to oppose the occurrence of any of the following events to the extent a vote by the stockholders of the Company is required: (i) any change in the certificate of incorporation or by-laws of the Company or any subsidiary thereof or in the authorized or outstanding capital stock of the Company or any subsidiary thereof; (ii) the grant of any option, warrant or security convertible into capital stock of the Company or any subsidiary thereof; (iii) the distribution, sale, pledge or transfer of all or a substantial part of the business or property of the Company or any subsidiary thereof; (iv) the merger, consolidation or reorganization of the Company or any subsidiary thereof or any other material change in the corporate structure of the Company or any subsidiary thereof, other than the Merger; and (v) any other material change in the business or affairs of the Company or any subsidiary thereof;

     (e) subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, such Sedaghat Shareholder will exercise the voting rights attached to Shares owned or controlled by it or him to oppose any proposed action by the Company, its shareholders or others, and shall not take any action, the result of which could be reasonably expected to prevent or delay Merger Sub from completing the transactions contemplated hereby, including the Offer and the Merger;

     (f) such Sedaghat Shareholder will not grant proxies or enter into any voting trust or, except for any agreements necessary to the release of the lien described in Schedule B, will not enter into any other agreement or arrangement with respect to any of the Shares other than this Agreement; such Sedaghat Shareholder will not acquire or sell, assign, transfer, encumber or otherwise dispose of any Common Shares or enter into any contract, agreement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of any Common Shares, except pursuant to the terms hereof and the Merger Agreement prior to the consummation of the Merger. Mr. Sedaghat will not exercise any options to acquire Common Shares;

     (g) Mr. Sedaghat will take all such actions as are necessary to terminate all outstanding agreements, options, warrants or rights to purchase or acquire or agreements relating to any of the Shares and the Remaining Shares (other than this agreement and the Merger Agreement) and to discharge all liens, charges, claims, encumbrances, pledges and security interests with respect to the Shares and the Remaining Shares prior to receipt of payment therefor;

     (h) such Sedaghat Shareholder shall reasonably co-operate with Merger Sub and CCL in making all requisite regulatory filings in connection with the Offer and in the case of Mr. Sedaghat, the Merger and in furtherance of Section 6.2;

     (i) Mr. Sedaghat will not exercise and hereby irrevocably waives any dissent and appraisal rights accruing to the Common Shares under the General Corporation Law of the State of Delaware; and

     (j) such Sedaghat Shareholder shall not take or commit to take any action that would cause or make any of the representations and warranties contained in
Section 5 hereof inaccurate in any material respect at or as of any time prior to, the completion of the Offer, or in Mr. Sedaghat's case, the completion of the Merger, except such actions as may be contemplated by this agreement or the Merger Agreement.

7.2 Subject in the case of Mr. Sedaghat to any fiduciary duties he may have as a director or officer of the Company, the Sedaghat Shareholders will promptly notify CCL of any such discussions or negotiations or of any proposal in respect of a Proposed Transaction of which they become aware.

8.   TERMINATION

     Except for the provisions of Section 9 as therein provided, this agreement and all obligations hereunder shall terminate on the first to occur of: (a) 11:59 p.m. Pacific daylight time, on June 23, 1997 if Merger Sub has not made the Offer at or prior to such time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the Effective Time (as defined in the Merger Agreement); provided however that the representations and warranties of CCL and Merger Sub contained in subsections 6(g), (h), (j), (k), (l), (m) and
(n) hereof shall terminate upon the Effective Time as defined in the Merger Agreement. All other representations and warranties of CCL, Merger Sub and the Sedaghat Shareholders shall continue in full force and effect until the expiration of the applicable statutory limitation period, notwithstanding the completion of the Offer and the Merger.

9.   TERMINATION FEES

     If, at any time after the execution and delivery of this agreement, any event occurs and, as a result thereof, Merger Sub is entitled to the fee described in Section 9.6 of the Merger Agreement and any Sedaghat Shareholder within 18 months thereafter sells, transfers or assigns any of its or his Shares to, or agrees to any of the foregoing during such 18 month period (provided any such agreement is consummated within 3 months after the end of such 18 month period) with, any person in an Alternative Transaction (as hereinafter defined), then such Sedaghat Shareholder shall pay to Merger Sub a fee for each Share which is subject to such Alternative Transaction equal to the amount by which the aggregate consideration per Share payable under such Alternative Transaction exceeds $29.00. The term "Alternative Transaction" means the occurrence of any of the following events: (i) the Company or any subsidiary of the Company whose assets constitute twenty percent (20%) or more of the Company's consolidated assets is acquired by merger or otherwise by any person or group, other than CCL, Merger Sub, or any affiliate thereof (a "Third Party"); (ii) the Company or any subsidiary of the Company enters into an agreement with a Third Party which contemplates the acquisition of twenty percent (20%) or more of the total assets of the Company and its subsidiaries, taken as a whole; (iii) the Company, enters into a merger or other agreement with a Third Party which contemplates the acquisition of more than twenty percent (20%) of the Common Shares; or (iv) a Third Party acquires more than ten percent (10%) of the Common Shares from any one or more of the Sedaghat Shareholders.

     If an Alternative Transaction includes cash and non-cash consideration, with the cash component equalling or exceeding $29 per Share, the fee payable to Merger Sub shall be all of the non-cash consideration in such Alternative Transaction and the excess over $29, if any, of the cash component in such Alternative Transaction. If the Alternative Transaction includes cash and non-cash consideration, with the cash component in such Alternative Transaction being less than $29, the fee payable to Merger Sub will be that portion of each component of non-cash consideration in such Alternative Transaction that equals the Excess Percentage (as defined below). The "Excess Percentage" shall be a fraction, the numerator of which is (a) the fair market value of the non-cash consideration in such Alternative Transaction (as determined in accordance with the following sentence), plus the cash component in the Alternative Transaction, less $29, and the denominator of which is (b) the fair market value of the non-cash consideration in such Alternative Transaction (as determined in accordance with the following sentence). The fair market value of the non-cash consideration in such Alternative Transaction shall be determined by the mutual agreement of the Merger Sub and the Sedaghat Shareholders participating in such Alternative Transaction within three days of the consummation of such Alternative Transaction, or if such agreement is not reached, the fair market value of the non-cash consideration in such Alternative Transaction shall be determined by an investment banking firm of national reputation agreed to in good faith by the Sedaghat Shareholders participating in such Alternative Transaction and the Merger Sub. The fees and expenses of such investment banking firm shall be split evenly among the Sedaghat Shareholders participating in such Alternative Transaction, on the one hand, and the Merger Sub, on the other hand.

     The obligation of the Sedaghat Shareholders to pay the fees pursuant to this Section 9 shall survive the termination of this agreement and the Merger Agreement and shall continue in full force and effect until such obligation has been satisfied in full.

10.  GENERAL

     (a) Each of the parties hereto shall coordinate with one another with respect to, (i) any public filings it or he makes relating to the subject matter of this agreement and, if reasonably practicable, shall make such filings available to the other parties hereto for its review prior to such filing, and
(ii) any public statements relating to the transactions contemplated hereunder and under the Merger Agreement.

     (b) Neither Merger Sub or CCL, on the one hand, nor the Sedaghat Shareholders on the other hand, shall take or commit to take any actions that would make any of their respective representations or warranties hereunder inaccurate in any material respect at, or as of any time prior to, the completion, termination or expiration of the Offer and in the case of Merger Sub, CCL and Mr. Sedaghat, the completion of the Merger.

     (c) This agreement shall not be assignable by the parties hereto.

     (d) This agreement shall be binding upon, shall enure to the benefit of and shall be enforceable by each of the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

     (e) Time shall be of the essence in this agreement.

     (f) For purposes of this agreement, "persons" shall include individuals, partnerships, joint ventures, associations, corporations and all other forms of business organizations, governments, regulatory or governmental agencies, commissions, departments or instrumentalities.

     (g) For purposes of this agreement "business day" means a day other than Saturday, Sunday or federal holiday in the United States of America, during which the Securities and Exchange Commission is not open for business.

     (h) Any provision of this agreement may be waived at any time by the party that is entitled to the benefits thereof and this agreement may be amended or supplemented at any time provided however that no such waiver, amendment or supplement shall be effective unless it is in writing and signed by the party sought to be bound thereby.

     (i) This agreement, the Merger Agreement, the Employment Agreement and the option agreements dated as of the date hereof between Mr. Sedaghat and CCL: (i) contain the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the purchase and sale of the Shares, and (ii) are not intended to confer upon any other persons any rights or remedies hereunder.

     (j) Merger Sub and CCL, on the one hand, and the Sedaghat Shareholders on the other hand, each hereby acknowledge and agree that the other parties to this agreement would be irreparably damaged in the event that any of the provisions of this agreement are not performed by the party required to perform such provision hereunder in accordance with their specific terms or are otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to redress the breaches of this agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction in addition to any other remedy to which such party may be entitled at law or in equity. In the event that litigation shall be necessary to enforce, interpret or rescind the provisions of this agreement, the prevailing party shall be entitled to recover from the other party, in addition to other relief, the prevailing party's reasonable attorney's fees for service before trial, on trial and on any appeal therefrom.

     (k) Any notice, direction or other communication required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below, or telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter. Notices shall be addressed to the parties as follows:

     If to the Sedaghat Shareholders:

          c/o Mr. Shapour Sedaghat or Mr. Shahrokh Sedaghat
          2501 West Rosecrans Avenue
          Los Angeles, CA
          90059-3510

          Telecopier:  (310) 635-4133

     and with a courtesy copy to:

          Latham & Watkins
          Attorneys at Law
          633 West Fifth Street
          Suite 4000
          Los Angeles, California
          90071-2007

          Attention:       Paul Tosetti
          Telecopier:      (213) 891-8763

     If to CCL or Merger Sub:

          105 Gordon Baker Road
          Willowdale, Ontario
          M2H 3P8


          Attention:    President
          Telecopier:   (416) 256-8555
     and with a courtesy copy to:

          Lang Michener
          Barristers and Solicitors
          P.O. Box 747, Suite 2500
          BCE Place, 181 Bay Street
          Toronto, Ontario
          M5J 2T7

          Attention:  Albert Gnat, Q.C. or Geofrey Myers
          Telecopier: (416) 365-1719

     and with a courtesy copy to:

          McDermott, Will & Emery
          50 Rockefeller Plaza
          New York, New York
          10020-1605

          Attention:  Brian Hoffmann
          Telecopier:  (212) 547-5444

     Any notice, direction or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, or on the day of sending if sent by telecopier or other means of recorded electronic communication. Any party hereto may change its or his address for notice by giving written notice thereof to the other parties hereto. Delivery of courtesy copies of any notice, direction or other communication shall not be a condition to the valid delivery of any notice, direction or other communication.

     (l) Each party hereto shall pay its own expenses incurred in connection with the negotiation, execution and performance of this agreement.

     (m) This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Delivery of any counterpart may be effected by means of facsimile transmission.

     (n) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OF LAW PRINCIPLES THEREOF.

     (o) ANY JUDICIAL PROCEEDING BROUGHT AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, MAY BE BROUGHT IN THE COURTS OF THE STATE OF DELAWARE AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO (I) ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND ANY RELATED APPELLATE COURT, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED

THEREBY IN CONNECTION WITH THIS AGREEMENT, SUBJECT, IN EACH CASE, TO ALL RIGHTS TO APPEAL SUCH DECISIONS TO THE EXTENT AVAILABLE TO THE PARTIES AND (II) IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS THAT SERVICE OF PROCESS UPON SUCH PARTY MAY BE MADE BY DELIVERY AT SUCH PARTY'S ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND SERVICE SO MADE SHALL BE DEEMED COMPLETED ON THE DATE OF DELIVERY. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDINGS INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

     (p) Schedules A and B are incorporated into this agreement by reference and deemed to be a part hereof.

     (q) All references to Common Shares or Shares herein shall include any shares into which the Common Shares or Shares may be reclassified, subdivided, redivided, consolidated or converted by amendment to the articles of the Company and the price per share referred to herein shall be amended accordingly.

     (r) Words signifying the singular number shall include, whenever appropriate, the plural and vice versa; and words signifying the masculine gender shall include, whenever appropriate, the feminine or neuter gender.

     (s) Each of the parties hereto covenants and agrees to execute or cause to be executed all such further and other documents as may be necessary or desirable to give effect to the purposes and intent of this agreement.

     (t) Unless otherwise stated, all dollar amounts referred to herein are in lawful currency of the United States of America.

     (u) Notwithstanding any other provisions of this agreement, the obligation of Mr. Sedaghat to sell his Shares under the Offer and to complete the transfer of the Remaining Shares on the Option Closing shall be conditional upon:

     (a) acceptance of notice having been received from The Toronto Stock Exchange on or before completion of the Offer with respect to the options to purchase Class B non-voting shares of CCL granted to Mr. Sedaghat and the issuance of CCL Class B non-voting shares upon exercise of the exchange rights attached to the Exchangeable Shares; and

     (b) receipt of confirmation from The Toronto Stock Exchange that in connection with the CCL Class B non-voting shares issuable in the circumstances described in (a) hereof, no undertaking will be required other than an undertaking that would cease to be effective upon compliance by CCL with the terms of the Qualification and Listing Agreement of even date herewith between CCL and Mr. Sedaghat; which conditions may be waived in whole or in part by Mr. Sedaghat to the extent permitted by applicable law.

     If you are in agreement with the foregoing, kindly indicate your acceptance by signing this agreement where indicated on Schedule A and returning a copy to CCL.

Yours very truly,



CCL INDUSTRIES INC.                 SEAWOLF ACQUISITION CORPORATION


By:  /s/ CCL INDUSTRIES INC.        By:  /s/ SEAWOLF ACQUISITION CORPORATION
    -----------------------             ------------------------------------

                                   SCHEDULE A

The agreement to which this Schedule A forms a part thereof is hereby accepted and confirmed as evidenced by the signatures hereinafter set out.


NAME OF SHAREHOLDER           NUMBER OF COMMON SHARES    AUTHORIZED SIGNATORY

Shahrokh Sedaghat             1,053,333 (1)              /s/ Shahrokh Sedaghat
                                                        -----------------------------
Shapour Sedaghat and
Parvindokht Sedaghat, JT      1,685,967                  /s/Shapour Sedaghat and
                                                            Parvindokht Sedaghat, JT
The Sedaghat Charitable                                  ----------------------------
Remainder Uni Trust,
Shapour Sedaghat and
Parvindokht Sedaghat,
Co-Trustees                     500,000                  /s/ The Sedaghat Charitable
                                                             Remainder Uni Trust,
                                                             Shapour Sedaghat and
                                                             Parvindokht Sedaghat,
                                                             Co-Trustees
                                                         ----------------------------


_______________________________
(1)  see Schedule B

                                   SCHEDULE B

Shahrokh Sedaghat currently maintains a margin account with Prudential Securities (the "Margin Account"). All or a portion of his Shares and the Remaining Shares may be currently pledged as part of the Margin Account which pledge shall be removed prior to or concurrently with the completion of the Offer, or in the case of the Remaining Shares, prior to the earlier of the Option Closing and completion of the Merger.